Exhibit 99.1

The premier capital provider to the hospitality industry TM	NEWS RELEASE

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 324-7318
ASHFORD HOSPITALITY CONTINUES PROACTIVE MANAGEMENT OF
DEBT MATURITIES WITH EXTENSION OF $157 MILLION LOAN
DALLAS — (April 5, 2010) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has restructured the $157 million loan with Aareal Bank AG that is secured by the Hilton LaJolla Torrey Pines and the Capital Hilton held in a joint venture with Hilton Worldwide. The modification provides a full extension of the loan maturity to August 2013 without tests along with reduced cash management provisions in exchange for a reduction in the loan balance of $2.5 million at closing and another $2.5 million over the next twelve months. The loan was set to mature in August 2011 and had two one-year extension options. Since January 1st, 2009, Ashford has completed $442 million of loan extensions, modifications, and refinancing. The company does not have any non-extendable 2010 loan maturities. In 2011, the company’s non-extendable loan maturities include a $6 million loan due in the first quarter and $203 million due at the end of the fourth quarter 2011.
Monty Bennett, Chief Executive Officer of Ashford, noted, “We have made very solid progress in addressing loan maturities at a time when hotel lending remains challenging. However, as lodging and capital market conditions improve, we see increasing interest among lenders to consider loans on existing hotel assets backed by high quality owners. Even though we have limited near term maturities, we intend to continue to work constructively with lenders on longer dated loan maturities to seek modifications and extensions.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, second mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Restructures $159 Million Loan

April 5, 2010
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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